UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Amendment No. 3

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934

GLOBAL INDEMNITY PLC

(Name of Subject Company (Issuer) and Filing Person (Offeror))

A Ordinary Shares, par value $0.0001

(Title of Class of Securities)

G39319101

(CUSIP Number of Class of Securities)

Global Indemnity plc

Attention: Thomas M. McGeehan

ARTHUR COX BUILDING

EARLSFORT TERRACE

DUBLIN 2, IRELAND

+ 353 (0) 1 618 0000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copy to:

Thomas Ivey

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

(650) 470-4500

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$61,000,000	$6,990.60

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase for not more than $61,000,000 of A ordinary shares of Global Indemnity plc at a purchase price of not more than $22.00 and not less than $19.25 per share in cash.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $114.60 per $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $6,990.60	Filing Party: Global Indemnity plc

Form or Registration No.: Schedule TO	Date Filed: May 9, 2012

☐	Check the box if filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

*If applicable, check the appropriate box(ex) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer).
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

This Amendment No. 3 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “SEC”) by Global Indemnity plc, a company formed under the laws of Ireland (“Global Indemnity” or the “Company”), on May 9, 2012, as amended and supplemented by Amendment No. 1 to Schedule TO filed with the SEC on May 22, 2012 and by Amendment No. 2 to Schedule TO filed with the SEC on June 11, 2012 (collectively, the “Schedule TO”), in connection with Global Indemnity’s offer to purchase, for not more than $61,000,000 cash, its A ordinary shares, par value $0.0001 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than $22.00 nor less than $19.25 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in the Offer to Purchase, dated May 9, 2012 (the “Offer to Purchase”), a copy of which was filed as Exhibit (a)(1)(A) to the Schedule TO, and in the related Letter of Transmittal (the “Letter of Transmittal”), a copy of which was filed as Exhibit (a)(1)(B) to the Schedule TO, which, as they may be amended or supplemented from time to time, constitute the “Tender Offer.”

The information in the Offer to Purchase and the Letter of Transmittal is hereby expressly incorporated by reference into this Amendment, except that such information is hereby amended and supplemented to the extent specifically provided herein.

Item 11.	Additional Information.

Item 11 of the Schedule TO is hereby amended and supplemented to add at the end thereof the following:

“On June 14, 2012, the Company issued a news release announcing the final results of the Tender Offer, which expired at 5:00 p.m., New York City time, on June 8, 2012. A copy of the news release is filed as Exhibit (a)(5)(C) to this Schedule TO and is incorporated herein by reference, but we note that the correct number of A ordinary shares accepted for purchase pursuant to Global Indemnity’s option to increase the size of the tender offer by up to 2% of the outstanding A ordinary shares should be 108,867 instead of 122,578.”

Item 12.	Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated May 9, 2012.*

(a)(1)(B)	Letter of Transmittal.*

(a)(1)(C)	Notice of Guaranteed Delivery.*

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 9, 2012.*

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 9, 2012.*

(a)(1)(F)	Summary Advertisement, dated May 9, 2012.*

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press release announcing the Tender Offer, dated May 9, 2012 (incorporated by reference from the Company’s Form 8-K filed with the SEC on May 9, 2012).

(a)(5)(B)	Press release announcing preliminary results of the Tender Offer, dated June 11, 2012 (incorporated by reference from the Company’s Amendment No. 2 to Schedule TO, filed with the SEC on June 11, 2012).

(a)(5)(C)	Press release announcing final results of the Tender Offer, dated June 14, 2012.

(b)	None.

(d)(1)	Amended and Restated Shareholders’ Agreement dated as of July 2, 2010 among Global Indemnity plc (as successor to United America Indemnity, Ltd. and the Shareholders Named Therein (incorporated by reference from Form 8-K12B, filed with the SEC on July 2, 2010).

(d)(2)	Assignment and Assumption Agreement relating to the Amended and Restated Shareholders Agreement, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.7 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(3)	Global Indemnity plc Share Incentive Plan, amended and restated effective July 2, 2010 (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(4)	Amendment to Global Indemnity plc Share Incentive Plan dated July 2, 2010 (incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(5)	Deed Poll of Assumption for United America Indemnity, Ltd. Share Incentive Plan by Global Indemnity plc, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.3 or Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(6)	Global Indemnity plc Annual Incentive Awards Plan, as amended and restated as of July 2, 2010 (incorporated by reference from Form 8-K12B, filed with the SEC on July 2, 2010).

(d)(7)	Deed Poll of Assumption for United America Indemnity, Ltd. Annual Incentive Award Program by Global Indemnity plc, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.5 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(8)	Indemnification Agreement, by and among United America Indemnity Ltd., and Fox Paine Capital Fund II International L.P., dated as July 2, 2010 (incorporated by reference from Form 8-K12B, filed with the SEC on July 2, 2010).

(d)(9)	Employment Agreement for Larry A. Frakes, dated May 10, 2007 (incorporated herein by reference to Exhibit 10.1 of the Quarterly Report of United America Indemnity, Ltd. on Form 10-Q filed on May 10, 2007 (File No. 000-50511)).

(d)(10)	Amended and Restated Employment Agreement for Larry A. Frakes, dated February 5, 2008 (incorporated herein by reference to Exhibit 10.1 of the Current Report of United America Indemnity, Ltd. on Form 8-K filed on February 8, 2008 (File No. 000-50511).

(d)(11)	Amended and Restated Employment Agreement for Larry A. Frakes, dated August 14, 2009 (incorporated herein by reference to Exhibit 10.1 of the Current Report of United America Indemnity, Ltd. on Form 8-K filed on August 17, 2009 (File No. 000-50511)).

(d)(12)	Amendment to the Amended and Restated Employment Agreement for Larry A. Frakes, entered into on March 15, 2011 and effective as of July 2, 2010 (incorporated herein by reference to Exhibit 10.13 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-50511)).

(d)(13)	Executive Employment Agreement, dated July 28, 2008, between United National Insurance Company and J. Scott Reynolds (incorporated herein by reference to Exhibit 10.22 to the annual report of United America Indemnity, Ltd. on Form 10-K for the fiscal year ended December 31, 2008 (File No. 000-34809)).

(d)(14)	Retention Agreement between Penn-America Insurance Company and Matthews B. Scott, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.19 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(15)	Executive Employment Agreement, dated as of November 15, 2009, between Wind River Reinsurance Company, Ltd. and Troy W. Santora (incorporated herein by reference to Exhibit 10.26 to the annual report of United America Indemnity, Ltd. on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-50511)).

(d)(16)	Retention Agreement between Wind River Reinsurance Company, Ltd. and Troy W. Santora, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.21 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(17)	Executive Employment Agreement, dated as of December 8, 2009, between United America Indemnity, Ltd. and Thomas M. McGeehan (incorporated herein by reference to Exhibit 10.27 to the annual report of United America Indemnity, Ltd. on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-50511)).

(d)(18)	Retention Agreement between United America Indemnity, Ltd. and Thomas M. McGeehan, dated March 15, 2011. (incorporated herein by reference to Exhibit 10.23 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(19)	Retention Agreement between Diamond State Insurance Company and David J. Myers, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.24 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(20)	Subscription and Backstop Agreement, dated as of March 16, 2009, between United America Indemnity, Ltd., U.N. Holdings (Cayman) II, Ltd., and Fox Paine & Company, LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report of United America Indemnity, Ltd. on Form 8-K filed on March 17, 2009 (File No. 000-50511)).

(d)(21)	Management Agreement, dated as of September 5, 2003, by and among United National Group, Ltd., Fox Paine & Company, LLC and The AMC Group, L.P. with related Indemnity Letter (incorporated herein by reference to Exhibit 10.3 of Amendment No. 1 to the Registration Statement of United America Indemnity, Ltd. on Form S-1 (Registration No. 333-108857) filed on October 28, 2003) (File No. 000-50511)).

(d)(22)	Amendment No. 1 to the Management Agreement, dated as of May 25, 2006, by and among United America Indemnity, Ltd., Fox Paine & Company, LLC and Wind River Holdings, L.P., formerly The AMC Group, L.P. (incorporated herein by reference to Exhibit 10.3 of the Current Report of United America Indemnity, Ltd. on Form 8-K filed on June 1, 2006) (File No. 000-50511)).

(d)(23)	Letter Agreement, dated March 16, 2011, assigning the 2003 Management Agreement (as amended) and related indemnity agreement, by and among United America Indemnity, Ltd., Global Indemnity (Cayman) Ltd. and Fox Paine & Company, LLC (incorporated herein by reference to Exhibit 10.26 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(24)	Guaranties, dated March 15, 2011, provided by each of United America Indemnity, Ltd., Wind River Reinsurance Company, Ltd., and Global Indemnity Group, Inc., in each case in favor of Fox Paine & Company, LLC, relating to the obligations of Global Indemnity (Cayman) Ltd. under the Letter Agreement, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.27 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(g)	None.

(h)	None.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

GLOBAL INDEMNITY plc

By:	/s/ Thomas M. McGeehan
Name:	Thomas M. McGeehan
Title:	Chief Financial Officer

Date: June 14, 2012

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated May 9, 2012.*

(a)(1)(B)	Letter of Transmittal.*

(a)(1)(C)	Notice of Guaranteed Delivery.*

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 9, 2012.*

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated May 9, 2012.*

(a)(1)(F)	Summary Advertisement, dated May 9, 2012.*

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press release announcing the Tender Offer, dated May 9, 2012 (incorporated by reference from the Company’s Form 8-K filed with the SEC on May 9, 2012).

(a)(5)(B)	Press release announcing preliminary results of the Tender Offer, dated June 11, 2012 (incorporated by reference from the Company’s Amendment No. 2 to Schedule TO, filed with the SEC on June 11, 2012).

(a)(5)(C)	Press release announcing final results of the Tender Offer, dated June 14, 2012.

(b)	None.

(d)(1)	Amended and Restated Shareholders’ Agreement dated as of July 2, 2010 among Global Indemnity plc (as successor to United America Indemnity, Ltd. and the Shareholders Named Therein (incorporated by reference from Form 8-K12B, filed with the SEC on July 2, 2010).

(d)(2)	Assignment and Assumption Agreement relating to the Amended and Restated Shareholders Agreement, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.7 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(3)	Global Indemnity plc Share Incentive Plan, amended and restated effective July 2, 2010 (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(4)	Amendment to Global Indemnity plc Share Incentive Plan dated July 2, 2010 (incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(5)	Deed Poll of Assumption for United America Indemnity, Ltd. Share Incentive Plan by Global Indemnity plc, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.3 or Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(6)	Global Indemnity plc Annual Incentive Awards Plan, as amended and restated as of July 2, 2010 (incorporated by reference from Form 8-K12B, filed with the SEC on July 2, 2010).

(d)(7)	Deed Poll of Assumption for United America Indemnity, Ltd. Annual Incentive Award Program by Global Indemnity plc, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.5 of our Current Report on Form 8-K12B dated July 2, 2010 (File No. 001-34809)).

(d)(8)	Indemnification Agreement, by and among United America Indemnity Ltd., and Fox Paine Capital Fund II International L.P., dated as July 2, 2010 (incorporated by reference from Form 8-K12B, filed with the SEC on July 2, 2010).

(d)(9)	Employment Agreement for Larry A. Frakes, dated May 10, 2007 (incorporated herein by reference to Exhibit 10.1 of the Quarterly Report of United America Indemnity, Ltd. on Form 10-Q filed on May 10, 2007 (File No. 000-50511)).

(d)(10)	Amended and Restated Employment Agreement for Larry A. Frakes, dated February 5, 2008 (incorporated herein by reference to Exhibit 10.1 of the Current Report of United America Indemnity, Ltd. on Form 8-K filed on February 8, 2008 (File No. 000-50511).

(d)(11)	Amended and Restated Employment Agreement for Larry A. Frakes, dated August 14, 2009 (incorporated herein by reference to Exhibit 10.1 of the Current Report of United America Indemnity, Ltd. on Form 8-K filed on August 17, 2009 (File No. 000-50511)).

(d)(12)	Amendment to the Amended and Restated Employment Agreement for Larry A. Frakes, entered into on March 15, 2011 and effective as of July 2, 2010 (incorporated herein by reference to Exhibit 10.13 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-50511)).

(d)(13)	Executive Employment Agreement, dated July 28, 2008, between United National Insurance Company and J. Scott Reynolds (incorporated herein by reference to Exhibit 10.22 to the annual report of United America Indemnity, Ltd. on Form 10-K for the fiscal year ended December 31, 2008 (File No. 000-34809)).

(d)(14)	Retention Agreement between Penn-America Insurance Company and Matthews B. Scott, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.19 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(15)	Executive Employment Agreement, dated as of November 15, 2009, between Wind River Reinsurance Company, Ltd. and Troy W. Santora (incorporated herein by reference to Exhibit 10.26 to the annual report of United America Indemnity, Ltd. on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-50511)).

(d)(16)	Retention Agreement between Wind River Reinsurance Company, Ltd. and Troy W. Santora, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.21 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(17)	Executive Employment Agreement, dated as of December 8, 2009, between United America Indemnity, Ltd. and Thomas M. McGeehan (incorporated herein by reference to Exhibit 10.27 to the annual report of United America Indemnity, Ltd. on Form 10-K for the fiscal year ended December 31, 2009 (File No. 000-50511)).

(d)(18)	Retention Agreement between United America Indemnity, Ltd. and Thomas M. McGeehan, dated March 15, 2011. (incorporated herein by reference to Exhibit 10.23 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(19)	Retention Agreement between Diamond State Insurance Company and David J. Myers, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.24 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(20)	Subscription and Backstop Agreement, dated as of March 16, 2009, between United America Indemnity, Ltd., U.N. Holdings (Cayman) II, Ltd., and Fox Paine & Company, LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report of United America Indemnity, Ltd. on Form 8-K filed on March 17, 2009 (File No. 000-50511)).

(d)(21)	Management Agreement, dated as of September 5, 2003, by and among United National Group, Ltd., Fox Paine & Company, LLC and The AMC Group, L.P. with related Indemnity Letter (incorporated herein by reference to Exhibit 10.3 of Amendment No. 1 to the Registration Statement of United America Indemnity, Ltd. on Form S-1 (Registration No. 333-108857) filed on October 28, 2003) (File No. 000-50511)).

(d)(22)	Amendment No. 1 to the Management Agreement, dated as of May 25, 2006, by and among United America Indemnity, Ltd., Fox Paine & Company, LLC and Wind River Holdings, L.P., formerly The AMC Group, L.P. (incorporated herein by reference to Exhibit 10.3 of the Current Report of United America Indemnity, Ltd. on Form 8-K filed on June 1, 2006) (File No. 000-50511)).

(d)(23)	Letter Agreement, dated March 16, 2011, assigning the 2003 Management Agreement (as amended) and related indemnity agreement, by and among United America Indemnity, Ltd., Global Indemnity (Cayman) Ltd. and Fox Paine & Company, LLC (incorporated herein by reference to Exhibit 10.26 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(d)(24)	Guaranties, dated March 15, 2011, provided by each of United America Indemnity, Ltd., Wind River Reinsurance Company, Ltd., and Global Indemnity Group, Inc., in each case in favor of Fox Paine & Company, LLC, relating to the obligations of Global Indemnity (Cayman) Ltd. under the Letter Agreement, dated March 15, 2011 (incorporated herein by reference to Exhibit 10.27 of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-34809)).

(g)	None.

(h)	None.

*	Previously filed with the Schedule TO on May 9, 2012.